Exhibit 99.1

CONTACTS:	Thomas C. Hoster, 510/870-1099 (CFO) thoster@road-inc.com David J. Lebedeff, 510/870-1317 (Investor Relations) dlebedeff@road-inc.com

FOR IMMEDIATE RELEASE

@Road® Announces Filing For Public Offering

Fremont, CA (June 27, 2003)— @Road® (Nasdaq: ARDI) today announced that it has filed a registration statement with the Securities and Exchange Commission for a public offering of 4,000,000 newly issued shares of its common stock and 2,500,000 shares of its common stock offered by selling stockholders. @Road has also granted the underwriters an option to purchase an additional 975,000 shares of common stock from certain selling stockholders to cover over-allotments, if any.

The managing underwriters of the offering are UBS Securities LLC, U.S. Bancorp Piper Jaffray Inc., Needham & Company, Inc. and Raymond James & Associates. When available, a copy of the preliminary prospectus relating to the offering may be obtained from UBS Securities LLC, 299 Park Avenue, New York, NY 10171-0026; U.S. Bancorp Piper Jaffray Inc., 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402; Needham & Company, Inc., 445 Park Avenue, New York, NY 10022 and Raymond James & Associates, 880 Carillon Parkway, St. Petersburg, FL 33716.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About @Road

@Road is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and Internet technologies to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services using a subscription model, customers experience an immediate and measurable return-on-investment.

@Road delivers its MRM services to more than 100,000 mobile workers in the United States and Canada every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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@Road is a registered trademark of At Road, Inc. The @Road logo is a trademark of At Road, Inc. All other trademarks and service marks are the property of their respective owners.